As filed with the Securities and Exchange Commission on July 27, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Oracle Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2871189
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

500 Oracle Parkway

Redwood City, California 94065

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

ProfitLogic, Inc. Second Amended and Restated 1999 Stock Incentive Plan, as amended

(Full Title of the Plan)

Daniel Cooperman

Senior Vice President, General Counsel & Secretary

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

(650) 506-7000

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share (4)	2,501,534	$13.71	$34,296,031	$4,037

(1) Includes rights (“Rights”) issuable pursuant to the Stockholder Rights Plan dated December 3, 1990, as amended on January 24, 1994, March 31, 1998 and March 22, 1999.

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Plan (as defined below) as a result of stock splits, stock dividends or similar transactions.

(3) Computed solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act on the basis of the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on July 22, 2005.

(4) Pursuant to the Amended and Restated Agreement and Plan of Merger dated July 12, 2005, all outstanding options under the ProfitLogic, Inc. Second Amended and Restated 1999 Stock Incentive Plan, as amended (the “Plan”), were assumed by Registrant and converted into options to purchase the Registrant’s common stock.

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1.	The Registrant’s latest annual report on Form 10-K (the “Annual Report”) for the fiscal year ended May 31, 2005, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	The Registrant’s current report on Form 8-K filed on June 27, 2005 pursuant to Section 13 of the Exchange Act and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above.

3.	The descriptions of the Registrant’s Common Stock and of certain rights associated with such Common Stock (the “Rights”) contained in the Registrant’s registration statements on Form 8-A (as amended) filed with the Commission under Section 12 of the Exchange Act on April 2, 1986 (with respect to the Common Stock) and on December 10, 1990, January 24, 1994, March 31, 1998 and March 22, 1999 (with respect to the Rights), including any amendments or reports filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Brady Mickelsen, who is issuing the opinion of the Registrant’s Legal Department on the legality of the Registrant’s Common Stock offered hereby, is a corporate counsel to the Registrant. Mr. Mickelsen holds employee stock options to purchase Common Stock of the Registrant.

Item 6.	Indemnification of Directors and Officers

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. The directors’ liability will be further limited to the extent permitted by any future amendments to the Delaware General Corporation Law authorizing the further limitation or elimination of the liability of directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, officers and employees, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant’s request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors, officers and employees in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registrant is required to maintain director and officer liability insurance to the extent it determines that such insurance is reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors, officers and employees.

The Registrant has entered into indemnification agreements with its directors and officers containing provisions which provide for the indemnification of such director or officer, as applicable, to the fullest extent permitted by Delaware law.

The indemnification provisions in the Bylaws, and any indemnification agreements entered into between the Registrant and its directors or officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Amended and Restated Preferred Shares Rights Agreement, dated March 31, 1998 (incorporated by reference to the Registrant’s Form 8-A/A filed on March 31, 1998).
4.2	Amendment Number One to the Amended and Restated Preferred Shares Rights Agreement, dated March 22, 1999 (incorporated by reference to the Registrant’s Form 8-A/A filed on March 22, 1999).
4.3	Specimen Certificate of Registrant’s Common Stock (incorporated by reference to the Registrant’s Form 10-K filed on August 10, 2001).
5.1	Opinion of Counsel.
23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of Registered Independent Public Accounting Firm.
24.1	Power of Attorney (included on signature page hereto).
99.1	ProfitLogic, Inc. Second Amended and Restated 1999 Stock Incentive Plan, as amended.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1)       to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on this 27th day of July, 2005.

ORACLE CORPORATION

By:	/s/ Daniel Cooperman
	Name:	Daniel Cooperman
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory B. Maffei and Daniel Cooperman, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lawrence J. Ellison Lawrence J. Ellison	Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2005

/s/ Gregory B. Maffei Gregory B. Maffei	President and Chief Financial Officer (Principal Financial Officer)	July 27, 2005

/s/ Jennifer L. Minton Jennifer L. Minton	Senior Vice President, Finance and Operations and Chief Accounting Officer (Principal Accounting Officer)	July 27, 2005

/s/ Jeffrey O. Henley Jeffrey O. Henley	Chairman of the Board of Directors	July 27, 2005

/s/ Jeffrey Berg Jeffrey Berg	Director	July 27, 2005

Signature	Title	Date

/s/ H. Raymond Bingham H. Raymond Bingham	Director	July 27, 2005

/s/ Michael J. Boskin Michael J. Boskin	Director	July 27, 2005

/s/ Safra A. Catz Safra A. Catz	Director	July 27, 2005

/s/ Hector Garcia-Molina Hector Garcia-Molina	Director	July 27, 2005

/s/ Joseph A. Grundfest Joseph A. Grundfest	Director	July 27, 2005

/s/ Jack F. Kemp Jack F. Kemp	Director	July 27, 2005

/s/ Donald L. Lucas Donald L. Lucas	Director	July 27, 2005

/s/ Charles E. Phillips, Jr. Charles E. Phillips, Jr.	Director	July 27, 2005

Exhibit Index

Exhibit No.	Description

5.1	Opinion of Counsel.
23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of Registered Independent Public Accounting Firm.
24.1	Power of Attorney (included on Signature page hereto).
99.1	ProfitLogic, Inc. Second Amended and Restated 1999 Stock Incentive Plan, as amended.